Exhibit 10.16

EXECUTION VERSION

AMENDED AND RESTATED

PROMISSORY NOTE

$5,513,078.99

Original Issue Date:  December 31, 2012

As amended and restated as of March 15, 2013

New York, New York

WHEREAS, Nightlife Holdings LLC, a Florida limited liability company (hereinafter referred to as “Nightlife”), is the holder of that certain Secured Promissory Note issued and delivered by SFX Holding Corporation (n/k/a SFX Entertainment, Inc.), a Delaware corporation (hereinafter referred to as “Parent”) on December 31, 2012 (the “Original Note”); and

WHEREAS, Nightlife and Parent desire to amend and restate the Original Note in its entirety in the manner hereinafter set forth, and to replace the Original Note with this Amended and Restated Promissory Note (this “Note”).

NOW THEREFORE, by Parent’s execution and delivery of this Note and Nightlife’s acceptance of such delivery from Parent, this Note is deemed to replace the Original Note, and the Original Note is restated in its entirety to read as follows:

FOR VALUE RECEIVED, Parent hereby promises to pay to the order of Nightlife, the principal sum of FIVE MILLION FIVE HUNDRED THIRTEEN THOUSAND SEVENTY EIGHT DOLLARS AND NINETY NINE CENTS ($5,513,078.99).

Terms of Payment:  Principal and accrued interest under this Note shall be due and payable in full on or before May 15, 2013 (the “Maturity Date”).  Principal and/or accrued interest under this Note may be prepaid in whole or in part, without premium or penalty, by Parent to Nightlife prior to the Maturity Date.

Interest Rate:  The interest rate applicable to the amounts payable by Parent to Nightlife under this Note shall be 0.22% per annum.  All calculations of interest hereunder shall be made on the basis of a 360-day year.

Default:  Upon the failure of Parent to pay any amount owing under this Note as and when due, Nightlife may, in addition to any other rights or remedies that Nightlife may have at law or in equity, declare the unpaid balance hereof to be immediately due and payable, whereupon such unpaid balance shall become immediately due and payable.  Upon the filing of an involuntary petition against Parent under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or upon the making by Parent of an assignment for the benefit of creditors or the filing by Parent of a voluntary petition seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, the unpaid balance hereof automatically and without any action on the part of Nightlife, shall be immediately due and payable.  Amounts declared immediately due and payable pursuant to this paragraph shall bear interest thereafter at an amount equal to the applicable interest rate above, plus five percent (5.00%) until paid.

Waiver:  Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by Parent.  Nightlife shall not be deemed to waive any of its rights hereunder unless such waiver be in writing and signed by Nightlife.  Any failure on the part of Nightlife at any time to require the performance by Parent of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Nightlife to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Nightlife to insist on the strict compliance with the terms and conditions hereof.

Confession of Judgment:  This Note is the “Amended Note” referred to in that certain Affidavit of Confession of Judgment (“Confession of Judgment”) of even date herewith executed by a duly authorized officer of Parent, and Nightlife is entitled to all of the rights and benefits contained therein.

Costs of Collection:  In the event that Nightlife seeks to enforce the Confession of Judgment and/or institutes legal proceedings to enforce this Note or refers the same to an attorney-at-law for enforcement or collection after default or maturity, Parent agrees to pay to Nightlife, in addition to any indebtedness due and unpaid, all reasonable costs and expenses of such proceedings, including reasonable attorneys’ fees.

Remedies Cumulative:  All remedies conferred upon Nightlife by this Note or any other instrument or agreement connected herewith or related hereto shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at Nightlife’s option.

Terms:  The term “Parent” as used herein shall include the successors and assigns of the Parent.  The term “Nightlife” as used herein shall include the successors and assigns of Nightlife.

Assignment:  Neither party may assign, transfer or convey its interest under this Note without the express written consent of the other party.

Severability:  If any provision of this Note is, for any reason and to any extent, invalid or unenforceable, then the remaining provisions of this Note, and the application of the provision determined to be unenforceable to other circumstances, shall not, at the election of the party for whom the benefit of the unenforceable provision exists, be affected thereby, but instead shall be enforceable to the maximum extent permitted by applicable law.

Amendment:  This Note may be amended only in a writing signed by both Parent and Nightlife.

Miscellaneous:  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws that would cause the laws of another state to apply.  Parent acknowledges and agrees that any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with this Note shall be brought in any federal or state court located in the State of New York, and Parent hereby consents to the jurisdiction of such courts in any such action, suit or proceeding and irrevocably waives, to the fullest extent possible under applicable law, any objection that it may now or hereafter have to the laying of venue in any such court that such action, suit or proceeding has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world.  TIME IS OF THE ESSENCE OF THIS NOTE.

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IN WITNESS WHEREOF, Parent has signed, sealed and delivered this Note on the date first hereinabove written.

MAKER:

SFX ENTERTAINMENT, INC.

		By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

Acknowledged and Agreed:
NIGHTLIFE HOLDINGS LLC

By David Grutman, Inc., Member-Manager

By:	/s/ David Grutman
Name: David Grutman
Title: President

By: Sebu Corp., Member-Manager

By:	/s/ Brian Gordon
Name: Brian Gordon
Title: President